Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 24, 2020, by and between TC FEDERAL BANK, a Georgia bank (the “Bank”) and GREG EIFORD, a resident of Georgia (“Executive”). The Bank and Executive are sometimes hereinafter referred to, collectively, as the “Parties” and, individually, as a “Party.”

WHEREAS, Executive is currently engaged as the President of the Bank; and

WHEREAS, the Bank wishes to employ Executive to serve as its Chief Executive Officer and as a member of its board of directors (the “Board”), effective as of January 1, 2021 (the “Effective Date”), and Executive wishes to be so employed by the Bank, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Cause” shall mean a termination of Executive’s employment as a result of:

(i) any act by Executive of fraud against, material misappropriation from, or material dishonesty to the Bank during the Term;

(ii) conduct by Executive that amounts, to willful misconduct, gross and willful insubordination, or gross neglect in the performance of Executive’s duties and responsibilities hereunder;

(iii) Executive’s indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to, a crime involving breach of trust or moral turpitude or any felony;

(iv) the Bank’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Bank intends to institute any form of formal or informal regulatory action against Executive;

(v) Executive’s removal and/or permanent prohibition from participating in the conduct of the Bank’s affairs by an order issued under 12 U.S.C. Section 1818(e) or (g);

(vi) the exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual harassment or sexual misconduct that violates federal or state law);

(vii) Executive’s breach of any fiduciary duty owed to the Bank; or

(viii) a material breach of the terms of this Agreement by Executive not cured by Executive within ten (10) business days after his receipt of the Bank’s written notice thereof, including, without limitation, a material failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this. Agreement, and, in the event Executive does not cure said condition, the Bank terminates his employment within thirty (30) days after the period for curing said condition has expired;

each of the foregoing to be determined by the Board in the reasonable exercise of its discretion and acting in good faith.

(b) “Change in Control” shall mean the occurrence of any of the following events, provided the Change in Control also constitutes a change in the ownership of the Bank, or in a substantial portion of the assets of the Bank, as applicable, within the meaning of Section 409A of the Code.

(i) During any twelve (12)-month period, the individuals who are members of the Board immediately before the beginning of such twelve (12)-month period (the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board during that twelve (12)-month period; provided, however, that if the election, or nomination for election by the Bank’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(ii) Upon the consummation of any acquisition, merger, consolidation, reorganization or other similar transaction immediately after which the shareholders of the Bank immediately before such transaction own less than 50% of the total fair market value or total voting power of the Bank or the Person resulting from such transaction if not the Bank; provided, however, that the event described in this Subsection (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Bank, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Bank, or (C) by an underwriter temporarily holding securities pursuant to an offering of such securities;

(iii) When any Person or more than one Person acting as a group acquires, or has acquired during any twelve (12)-month period) more than 50% of the total gross fair market value of the assets of the Bank immediately prior to such acquisition or acquisitions, including without limitation stock or assets of the Bank.

Notwithstanding the foregoing, any merger, share exchange or other transaction pursuant to which the Bank reorganizes or converts into a holding company structure, immediately following the consummation of which the holders of Bank common stock immediately preceding the consummation of such transaction hold the same percentage ownership interest in such holding company as they held in the Bank, subject only to adjustments necessary to reflect the elimination of Bank common stock interests held by holders of Bank common stock exercising their rights as objecting or dissenting shareholders, and/or the elimination of fractional share interests resulting from the use of an exchange ratio other than one share of holding company common stock for each share of Bank common stock, shall not constitute a Change in Control.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “Competitive Business” shall mean an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Executive’s employment with the Bank.

(e) “Disability” shall mean a condition for which benefits are payable to Executive under any long-term disability insurance coverage then provided to Executive by the Bank; or, if no such coverage is then being provided, the inability of Executive to perform the essential functions of Executive’s duties under this Agreement with or without reasonable accommodation for a period of at least ninety (90) days in the aggregate in any rolling one hundred and eighty (180)-day period, as determined by an independent physician selected by the Board.

(f) “Good Reason” shall mean if, during the term of Executive’s employment under this Agreement, and without Executive’s consent, the following occurs:

(i) any breach of the material terms of this Agreement by the Bank;

(ii) any material and adverse change in the reporting relationship(s), authority, duties or responsibilities of Executive;

(iii) any assignment of duties that are materially and adversely inconsistent with Executive’s position or that are materially and adversely inconsistent with Executive’s authority, duties or responsibilities described in this Agreement;

(iv) the relocation of Executive without Executive’s consent to any principal place of employment that is a material change from the main office of the Bank as the Bank may from time to time designate; provided, however, this Subsection (iv) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less; or

(v) any material and adverse change in Executive’s Base Salary or annual bonus opportunity.

Notwithstanding the foregoing, no event shall constitute Good Reason unless Executive notifies the Board in writing regarding the existence of the condition(s) constituting Good Reason no later than thirty (30) days after Executive knows of the condition(s), the Bank does not cure said condition within thirty (30) days after receipt of Executive’s written notice and, in the event the Bank does not cure said condition, Executive terminates his employment within thirty (30) days after the period for curing said condition has expired without the Bank having cured same.

(g) “Material Contact” shall mean the contact between Executive and each customer or potential customer:

(i) With whom or which Executive dealt on behalf of the Bank;

(ii) Whose dealings with the Bank were coordinated or supervised by Executive;

(iii) About whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Bank; or

(iv) Who receives products or services authorized by the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive with in two years prior to the date of the Executive’s termination.

(h) “Person” shall mean any individual, corporation, bank, credit union, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(i) “Territory” shall mean, to the extent the Bank carries on business therein, (i) Thomas County, Georgia and its adjacent counties, Grady, Colquitt. Brooks, and Mitchell Counties, Georgia, (ii) Leon County, Florida and its adjacent counties, Gadsden, Wakulla, Jefferson and Liberty Counties, Florida, (iii) Chatham County, Georgia and its adjacent counties, Liberty, Bryan, and Effingham Counties, Georgia as well as the adjacent Hilton Head Island-Bluffton-Beaufort Metropolitan Statistical Area, (iv) other communities within a 75-mile distance of any branch or loan production office of the Bank, and (v) in the event that the Bank expands the geographic reach of its business to other counties during Executive’s employment, the definition of Territory shall expand to include such additional counties.

2. Employment. The Bank hereby employs Executive, Executive hereby accepts such employment, as Chief Executive Officer of the Bank with such duties and responsibilities as are customarily performed by persons acting in such capacities and as may be delegated from time to time to Executive by the Board upon and pursuant to the terms and conditions set forth in this Agreement.

3. Term and Duties.

(a) Term. The period of Executive’s employment with the Bank under this Agreement shall commence as of the Effective Date and shall continue fora period of three (3) years unless earlier terminated pursuant to this Agreement (the “Initial Term”). If the Agreement is in effect at the end of the Initial Term, the Term, as defined herein, shall be renewed automatically for successive twelve-month periods (each a “Renewal Term”) unless and until one Party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any subsequent Renewal Term, as applicable. In the event such notice of non-renewal is properly given, this Agreement shall terminate at the end of the remaining Initial Term or Renewal Term then in effect, subject to earlier termination in connection with the termination of Executive’s employment pursuant to this Agreement. In the event that any Party provides timely notice of non-renewal of the Agreement, Executive shall terminate his employment with the Bank on expiration of the Term (the Initial Term and any subsequent Renewal Terms hereinafter referred to as the “Term”).

(b) Performance of Duties. During the Term, except for periods of illness, disability, reasonable vacation periods, and authorized leaves of absence, all subject to policies generally applicable to senior executives of the Bank, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement. Executive shall be eligible to participate as a member in community, civic, religious, or similar organizations, and may pursue personal investments, which in either event do not present any material conflict of interest with the Bank (with prior written approval by the Board during the Term), or unfavorably affect in any material respect the performance of Executive’s duties under this Agreement.

(c) Directorship. Executive shall be appointed to serve as a member of the Board beginning on the Effective Date and until the 2021 Annual Meeting of Shareholders of the Bank or until his successor is elected and qualified. Thereafter, during the Term, the Board shall nominate Executive for election as a member of the Board, including without limitation in connection with the 2021 Annual Meeting of Shareholders of the Bank and, at the expiration of each then-current term, re-election as a member of the Board.

(d) No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any organization, entity or person other than the Bank during the Term.

4. Compensation.

(a) Base Salary. The Bank shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year during the first year of the Initial Term (the “Base Salary”). Following the first anniversary of the Initial Term and thereafter (including during any Renewal Term), Executive’s Base Salary may be increased (but not decreased) at the discretion of the Board; such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly.

(b) Incentive Compensation. Subject to applicable law, including any required regulatory approval, Executive shall be eligible to participate in an annual incentive compensation program. For each calendar year during the Term (prorated for any partial calendar year), Executive shall be eligible to receive annual incentive compensation in an amount of up to thirty percent (30%) of his Base Salary earned for that calendar year (“Incentive Compensation”). The performance measures for any given year shall be set by the Board after consultation with Executive no later than November 30th of the year preceding the year to which the Incentive Compensation opportunity relates. Entitlement to and payment of such Incentive Compensation and any related holdbacks are subject to the discretion and approval of the Board. Any Incentive Compensation earned shall be payable no later than sixty (60) days following the calendar quarter in which the Incentive Compensation is earned, in accordance with the Bank’s normal practices for the payment of Incentive Compensation. To be entitled to any payment of Incentive Compensation, Executive must be employed by the Bank on the last day of the applicable calendar year in which the Incentive Compensation is earned.

(c) Stock Option and Equity Awards. Executive will be eligible to participate in any stock option plan, restricted stock and long-term equity incentive plans offered by the Bank to senior executives on the same basis as such other similarly situated employees of the Bank and terms consistent with Executive’s position with the Bank.

(d) Reimbursement of Expenses; Automobile Use. Executive shall be entitled to each of the following:

(i) the Bank shall pay or reimburse Executive for all reasonable travel and entertainment expenses incurred by Executive in the performance of his duties and responsibilities under this Agreement, in accordance with the terms provided in the Bank’s applicable policies and procedures, and as the Board has adopted or may adopt in the future;

(ii) the Bank shall pay or reimburse Executive for actual monthly dues paid and business-related expenditures associated with the membership at his country club or similar social club. Notwithstanding the foregoing, the Bank shall not pay or reimburse Executive for any initiation fee related to Executive’s membership or enrollment in any such club without prior approval of the Board; and

(iii) the Bank shall provide Executive with a monthly automobile allowance of Five Hundred Dollars ($500) per month.

Executive agrees, as a condition of any such reimbursement, to submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulation promulgated by the United States Department of Treasury.

(e) Clawback of Compensation. Executive agrees to repay the gross amount of any compensation previously paid to Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Bank are then traded) or compensation recoupment policy the Bank may adopt from time to time, including, but not limited to, the following circumstances:

(i) where such compensation was in excess of what should have been paid because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Bank;

(ii) where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(iii) where Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); or

(iv) if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or any recoupment policy, any such compensation properly identified by the Bank by written notice. If Executive fails to return such compensation within the applicable time period, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive by the Bank. The provisions of this Section 4(e) shall be modified to the extent, and remain in effect for the period, required by applicable law.

5. Participation in Benefit Plans.

(a) Incentive, Savings, and Retirement Plans. During the Term, Executive shall be entitled to participate in all other incentive, savings, and retirement plans, practices, policies, and programs applicable generally to senior executive officers of the Bank, on the same basis as such other similarly situated employees of the Bank and consistent with Executive’s position with the Bank, in accordance with the terms of such plans, practices, policies and programs, as may be amended from time to time.

(b) Health and Welfare Benefit Plans. During the Term, Executive and Executive’s dependents shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs provided by the Bank, to the extent applicable to similarly situated executives of the Bank and their eligible dependents and subject to the terms, conditions and eligibility requirements (including any required premium payments or other costs) therefore as may be prescribed by the Bank and set forth in the terms of such plans, practices, policies and programs from time to time.

(c) Paid Time Off. During the Term, Executive shall be entitled to annual paid time off in accordance with the policies that the Bank periodically establishes for similarly situated executives of the Bank.

6. Payments and Benefits to Executive Upon Termination of Employment. The Bank may terminate Executive’s employment under this Agreement for any reason with (except upon termination of Executive’s employment for Cause) thirty (30) days’ prior written notice to Executive, and Executive may voluntarily terminate his employment under this Agreement with thirty (30) days’ prior written notice to the Bank. The rights and obligations of the Bank and Executive in the event of employment termination during the Term are set forth in this Section 6 as follows:

(a) Death Benefits. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. If Executive’s employment is terminated by reason of death during. the Term, the Bank shall pay Executive, or as applicable, his designated beneficiary or beneficiaries, or to his estate, as the case may be, a lump sum payment for (i) the Base Salary earned but unpaid through the Executive’s date of termination, (ii) accrued but unused paid time off as of the date of Executive’s termination of employment and (iii) any reimbursements for expenses incurred but not yet paid under Section 4(d) (the “Accrued Obligations”). Such Accrued Obligations shall be paid to Executive within thirty (30) days following the date of Executive’s termination of employment (or. if later, following presentation of supporting documentation for unreimbursed expenses in accordance with Section 4(d)).

(b) Disability Benefits. If the Board determines that Executive has incurred a Disability (whether or not any applicable long-term disability insurance carrier deems him to have incurred a Disability), the Bank may terminate Executive’s employment under this Agreement on account of Executive’s Disability. If Executive’s employment is terminated by the Bank by reason of Disability, the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, a lump sum payment of any Accrued Obligations within thirty (30) days following the date of Executive’s termination of employment (or, if later, following presentation of supporting documentation for unreimbursed expenses in accordance with Section 4(d)).

(c) Termination for Cause or by Executive Without Good Reason. Following Executive’s termination for Cause or a termination by Executive without Good Reason upon thirty (30) days’ written notice, the Bank shall pay Executive a lump sum payment of any Accrued Obligations within thirty (30) days following the date of Executive’s termination of employment (or, if later, following presentation of supporting documentation for unreimbursed expenses in accordance with Section 4(d)). Executive shall have no right to any other compensation or benefits (except for vested benefits under any employee benefit plan in accordance with the terms of the plan and any right to continued health coverage the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, if applicable, or similar state law (“COBRA”)) for any period after a termination for Cause or a termination by Executive without Good Reason upon thirty (30) days’ written notice, and all outstanding unvested equity and shares/units associated with outstanding performance cycles and all unvested options or other equity awards will be cancelled.

(d) Other Qualifying Events of Termination. Upon Executive’s termination of employment for Good Reason or the Bank’s termination of Executive’s employment for any reason other than death. Disability or Cause, Executive shall be entitled to the following:

(i) the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, a lump sum payment of any Accrued Obligations within thirty (30) days following the date of Executive’s termination of employment (or, if later, following presentation of supporting documentation for unreimbursed expenses in accordance with Section 4(d)):, and

(ii) the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, an amount equal to Executive’s then-current Base Salary (or, if greater, the rate in effect before any reduction in Base Salary that gave rise to termination of Executive’s employment for Good Reason), to be paid in equal monthly installments and in accordance with the Bank’s regular payroll practices. over a period of twelve (12) months following the date of termination of his employment (“Severance”).

Any amounts due pursuant to this Section 6(d) shall be subject to Section 8(a). Executive shall have no right to any other compensation or benefits (except for vested benefits under any employee benefit plan in accordance with the terms of the plan and any right to continued health coverage under COBRA or similar state law) for any period after termination.

7. Change in Control.

(a) If during the Term and during the period beginning six (6) months prior to, and ending twelve (12) months after the date of the closing of a Change in Control, Executive experiences a termination of employment either by Executive for Good Reason or the Bank for any reason other than death, Disability or Cause, then, in addition to any Severance payable pursuant to Section 6(d), the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, an amount equal to two (2) times the sum of (i) Executive’s then-current Base Salary (or, if greater, the rate in effect before any reduction in Base Salary that gave rise to termination of Executive’s employment for Good Reason) plus (ii) the average annual bonus paid to Executive with respect to the three (3) calendar-year period immediately preceding Executive’s termination of employment, to be paid on the later of the date of the Change in Control or Executive’s termination of employment. Any amounts due pursuant to this Section 7(a) (a “Change in Control Payment”) shall be paid in a lump sum subject to Section 8(a).

(b) Notwithstanding the foregoing, if all or any portion of the payments and benefits provided to an Executive under this Agreement, or any other payment or benefit (including under any plan or arrangement adopted in the future), would otherwise constitute “excess parachute payments” within the meaning of Section 280G of the Code (“Payments”), then the amount of such Payments shall be reduced to an amount that would result in there being no excess parachute payments; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase-in the aggregate Payments to be provided, determined on an after-tax basis (taking into account the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). If any such reduction is necessary hereunder, cash payments shall be modified or reduced first, against the latest amounts otherwise payable, and then any other benefits on a prorated basis. Determination of whether the

Payments would constitute an excess parachute payment, and the amount of reduction so that no excess parachute payments shall exist, shall be made, at the Bank’s expense, by the independent accounting firm employed by the Bank immediately prior to the occurrence of any Change in Control (the “Determination Firm”).

(c) This Agreement contains covenants of Executive to refrain from certain activities deemed harmful to the Bank for a set period of time in exchange for the promises contained herein. If Executive is deemed eligible to receive Payments under this Agreement that could be subject to the Excise Tax, the Bank shall seek a valuation from the Determination Firm to determine the value of the covenants contained in this Agreement and such amount shall be allocated to such arrangements and be excluded from treatment as a Payment.

8. General Provisions Applicable to Post-Termination.

(a) Release. In return for Severance or any other post-termination payments and benefits described in Sections 6 or 7 of this Agreement and the Release, Executive shall execute a full release and waiver acceptable to the Bank (the “Release”) of all known or unknown claims or causes of action Executive has, had, or may have against the Bank, its affiliates and all of the officers, employees, directors and agents of the Bank and its affiliates. Executive must execute such Release and the applicable revocation period required by law must expire, within sixty (60) days following Executive’s termination of employment (and again as to payments due as of a later Change in Control within sixty (60) days following the Change in Control). The Severance or any other post-termination payments and benefits described in Sections 6 or 7 of this Agreement that would have been made prior to such Release becoming effective and irrevocable shall be held and accumulated until the execution of said Release and the expiration of the revocation period without Executive having revoked the same. If the Release becomes effective and irrevocable within such sixty (60) days, all payments and reimbursements held and accumulated will be made within ten (10) days after the Release becomes effective and irrevocable and the remaining payments and reimbursements will be made as otherwise specified. If Executive does not execute the Release and the Release does not become irrevocable before the sixtieth (60’) day after Executive’s termination of employment, Executive shall not receive Severance or any other post-termination payments and benefits described in Sections 6 or 7 described of this Agreement. Notwithstanding the foregoing, if the period for the execution of said Release and the expiration of the revocation period without Executive having revoked the same spans more than one calendar year, all payments and reimbursements held and accumulated will not be made any earlier than the subsequent calendar year.

(b) Compliance with Protective Covenants. Notwithstanding anything to the contrary in this Agreement, in the event Executive fails or ceases to fully abide by all of the covenants contained in Section 10, or in the event any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by Executive, then Executive acknowledges and agrees that such circumstances shall constitute a failure of consideration and Executive shall not be entitled to Severance or any other post-termination payments or benefits pursuant to Sections 6 or 7 of this Agreement. If Executive has already received any such Severance or post-termination payments and benefits at the time he fails or ceases to fully abide by any such covenant or any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by Executive, the Bank shall immediately be entitled to recover all such gross amounts in full from Executive.

(c) Resignation from the Board. If Executive is a member of the Board and Executive’s employment is terminated by the Bank or by Executive pursuant to Section 6, Executive shall immediately resign from Executive’s position on the Board, effective no later than the effective date of Executive’s termination of employment.

9. Regulatory Limitations.

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under 12 U.S.C. Section 1818(e) or (g), the obligations of the Bank under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under 12 U.S.C. Section 1818(e) or (g), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(c) Notwithstanding the timing for the payment of any Severance or other post-termination payments and benefits described in Sections 6 and 7, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. The Bank shall have the obligation to submit an application to make such payment to the appropriate federal banking agency within fifteen (15) business days of Executive’s right to such payment arising and shall provide a copy of such application to Executive. Any payments suspended by operation of this Section 9(c) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(d) All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

10. Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:

(a) Confidential Information and Trade Secrets. The Parties acknowledge that the Bank shall disclose during the Term, or has already disclosed, to Executive for use in Executive’s employment, and that during the Term Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Bank (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Bank, and other proprietary documents, materials, or information indigenous to the Bank, relating to its businesses and activities, or the manner in which the Bank does business, which is valuable to the Bank in conducting its business because the information is kept confidential and is not generally known to the Bank’s competitors or to the general public (the “Confidential Information”). Confidential Information does not include information (i) that has been voluntarily disclosed to the public by the Bank, except where such public disclosure has been made by Executive without authorization from the Bank; (ii) that has been independently developed and disclosed by others, or (iii) that has otherwise entered the public domain through lawful means.

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets, without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and following any voluntary or involuntary termination of employment, (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

(b) Return of Property of the Bank. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request by the Bank), Executive agrees to immediately return to the Bank all property of the Bank (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used. possessed or maintained while working for the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, customer lists, contact information, computer programs. disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in the Bank. Upon request by the Bank, Executive shall certify in writing that Executive has complied with this provision and has permanently deleted all Bank information from any computers or other electronic storage devices or media owned by Executive. Executive may only retain information relating to Executive’s own compensation and benefits.

(c) Non-Solicitation of Customers. During the Term and for a period of twelve (12) months thereafter, Executive agrees not to, directly or indirectly contact, solicit, divert, appropriate, or call upon, the customers of the Bank with whom Executive has had Material Contact during the most recent twelve (12) months, including actively sought prospects of the Bank with whom Executive had such Material Contact during said most recent twelve (12) months (i) to solicit such customers or prospective customers for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer to discontinue, reduce, or adversely alter the amount of its business with the Bank. Executive acknowledges that, due to Executive’s relationship with the Bank, Executive will develop, or has developed, special contacts and relationships with the Bank’s customers and prospective customers, and that it would be unfair and harmful to the Bank if Executive took advantage of these relationships.

(d) Non-Piracy of Employees. During the Term and for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Bank with whom Executive had direct personal contact and who performed work for the Bank within the six (6) month period prior to the solicitation or who was otherwise engaged or employed with the Bank at the time of the termination of Executive’s employment with the Bank; or (ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Bank, in either case until such employee or contractor has been terminated or separated from the Bank for at least twelve (12) months.

(e) Non-Compete. During the Term and for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not, directly or indirectly, compete with the Bank, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five (5) percent), owner, manager, supervisor. administrator, employee, consultant, or independent contractor, by working in the Territory (as defined above) for or as a Competitive Business, in a capacity identical or substantially similar to the capacity in which Executive served at the Bank. Executive acknowledges that the Bank conducts its business within the Territory, that Executive will perform services for and on behalf of the Bank within the Territory, and that this Section 10(e) (and the definition of the Territory) is a reasonable limitation on Executive’s ability to compete with the Bank.

(f) Mutual Non-Disparagement. During the Term and for a period of twelve (12) months thereafter, the Bank agrees that it will not issue any statement (written or oral) that could reasonably be perceived as disparaging to Executive. During the Term and for a period of twelve (12) months thereafter, Executive agrees that he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Bank or any person or entity that he reasonably should know is an affiliate of the Bank. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law or with an attorney retained by Executive.

(g) Acknowledgment. It is understood and agreed by Executive that the Parties have attempted to limit his right to compete only to the extent necessary to protect the Bank from unfair competition. It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Bank’s legitimate business interests, to protect the Bank’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Bank utilizing or taking advantage of) the business trade secrets and Confidential Information of the Bank and those substantial contacts and relationships (including those with customers and employees of the Bank) which Executive established due to his employment with the Bank. Therefore, in addition to any other remedies, Executive agrees that in the event that he breaches any of the covenants in Section 10 of this Agreement, no further amounts will be paid to Executive pursuant hereto, other than salary or benefits earned and accrued by Executive as of the date of any such breach. The Bank and Executive agree that all remedies available to the Bank or Executive, as applicable, shall be cumulative.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Bank and the Bank’s business, and Executive agrees to strictly abide by the terms hereof. Executive further acknowledges that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement and that this Agreement does not pose an undue hardship on Executive or harm the public.

If any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

(h) Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to the Release, or other agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of the Bank to take any action described in (i), and Executive is not required to notify the Bank that he has taken any action described in (i); and (iii) neither this Agreement nor the Release limits Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (A) is made (I) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney: and (II) solely for the purpose of reporting or investigating a suspected violation or law; or (B) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive is suing the Bank for retaliation based on the reporting of a suspected violation, of law, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order. The rights described in this Subsection (h) are referred to in this Agreement as the “Protected Rights.”

(i) Injunctive Relief. The Bank or Executive shall have the right to apply to any appropriate court located in the State of Georgia for injunctive relief with respect to the enforcement of the covenants and agreements set forth in this Section 10. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Bank or Executive are or may be entitled at law or in equity respecting this Agreement.

11. Section 409A. It is intended that any payment or benefit which Executive is to be paid or provided in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid or provided in such manner, and at such time, as will either be exempt from or in compliance with the requirements of Section 409A of the Code and the regulations and rulings thereunder, and the Agreement will be interpreted consistent with such intent. The Bank shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to be exempt from or comply with Section 409A. Neither the Bank nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall the Bank or its affiliates be liable to Executive or any other person if this Agreement or any payment or benefit to be provided hereunder fails to be exempt from or comply with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception (with the earliest amounts payable being deemed subject to the exception to the extent available). For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, all rights to payments or benefits under this Agreement shall be treated as a series of separate payments and benefits to the fullest extent allowed compensation under and for purposes of applying the Section 409A of the Code and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Bank and any entity that would be considered a single employer with the Bank under Code Section 414(b) or 414(c) as modified by the rules under Section 409A of the Code (a “Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. If the Bank’s stock is publicly traded on an established securities market or otherwise, and at the time of Executive’s Separation from Service Executive is .a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service will not be paid until after the earlier of (i) the first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of Executive’s death (the “409A Suspension Period”) to the extent required to comply with Section 409A of the Code. After the end of the 409A Suspension Period, Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to Executive) and benefits that the Bank would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of Section 6(d) or Section 7(a), as applicable (as if there had not been any 409A Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including. where applicable, the requirement that (I) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (II) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (III) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12. General Provisions.

(a) Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing, signed by the Parties, and which specifically refers to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(b) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of the Bank, provided, however, that nothing herein shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Bank may assign this Agreement without the consent of Executive.

(b) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Bank and Executive and their respective heirs, successors, assigns, and legal representatives.

(c) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Bank shall not constitute a defense to the enforcement by the Bank of Executive’s covenants, obligations, or undertakings in this Agreement.

(d) No Conflicting Obligations. Executive hereby acknowledges and represents by his execution of this Agreement that he will not perform, except upon the Bank’s written request, employment-related obligations and duties for the Bank that would cause a breach, default, or violation of any other employment, nondisclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound. Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for the Bank or otherwise disclose to the Bank, except upon the Bank’s written request, any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

(e) Mediation. Except with respect to Section 10 above, if any dispute arises out of or relates to this Agreement. or a breach thereof, and if the dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

(f) Indemnification. To the fullest extent permitted by law, the Bank shall indemnify Executive with respect to any actions, proceedings, investigations, or inquiries (collectively, “Actions”) commenced against or relating to Executive in his capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Bank or any affiliate thereof, for which Executive may render service in such capacity, whether by or on behalf of the Bank, its shareholders, or other third parties, including, without limitation, any governmental agent or entity, and the Bank shall advance to Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such Actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Bank, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification or exoneration to which Executive is entitled at law, or under the governing organizational documents and/or policies of the Bank. The Bank agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for Executive on terms similar to those provided to other senior executives.

(g) Legal Fees. If, after a Change in Control, (i) the Bank has failed to comply with any of its obligations under this Agreement, or (ii) the Bank or any other person (other than Executive) has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder (including any payment pursuant to Section 6(d)

and/or Section 7 of this Agreement), the Bank irrevocably authorizes Executive from time to time to retain counsel of his choice, at the Bank’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any of its affiliated companies or any director, officer, shareholder, or other person affiliated with the Bank. The fees and expenses of counsel selected from time to time by Executive as provided in this Section 13(g) shall be paid or reimbursed to Executive by the Bank, whether suit or an arbitration proceeding has been brought or not. The Bank’s obligation to pay Executive’s legal fees provided by this Section 13(a) operates separately from and in addition to any legal fee reimbursement obligation the Bank has with Executive under any separate severance or other agreement.

(h) Withholding of Taxes. The Bank shall withhold from all payments and benefits provided under this Agreement (or from other available amounts) all federal, state and local withholding, payroll and other taxes required to be withheld pursuant to applicable law.

(i) Severability. If for any reason any provision of this Agreement is held invalid, the Parties agree that the court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(j) Governing Law and Forum. This Agreement has been executed under seal and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia, without reference to its rules of conflicts of laws. Further, Georgia law shall apply to the merits of any dispute or claim in arbitration, without reference to its rules of conflicts of law. The Parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The Parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

(k) Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the Parties and their permitted assigns, any rights or remedies under or by reason of this Agreement.

(l) Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the Party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Bank:	TC Federal Bank
131 S. Dawson St.
Thomasville, Georgia 31792
Attention: Chairman

To Executive:	Greg Eiford
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(m) Counterpart Signatures. This Agreement may be executed in counterparts or by facsimile signature, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TC FEDERAL BANK

By:	/s/ Stephanie B. Tillman
Name:	Stephanie B. Tillman
Title:	Chairman of the Board

EXECUTIVE:

/s/ Greg Eiford
Greg Eiford